ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation


Armando C. Ibarra, C.P.A.
Armando Ibarra, Jr., C.P.A., JD
with the Public Company Accounting Oversight Board



March 28, 2006


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of March 1, 2006, on the audited financial statements of Quantum Companies, Inc., (A Development Stage Company) as of December 31, 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ Armando C. Ibarra_________
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ARMANDO C. IBARRA, C.P.A.